Exhibit 99.1

Travis E. Baugh
P.O. Box 313
Great Valley, NY 14741

April 21, 2009

Mr. Stan Yakatan, Chairman
Mr. John Lanzafame, Chief Executive Officer
Biophan Technologies, Inc.
(delivered by email)

Gentlemen,

I am hereby tendering my resignation from the Board of Directors of Biophan Technologies, effective immediately.

As you are both aware, I was originally invited to join the board of Biophan Technologies because of my background with implantable cardiovascular devices, under our combined belief that I could be helpful in the process of moving the Myotech Anstadt Cup technology forward.  Given the dissolution of Myotech, and the recent increase in my workload, I do not feel I have the sufficient time to be of much assistance to the company going forward.

I have enjoyed my association with both of you, as well as everyone else at Biophan, and sincerely wish you and Biophan the best of luck in all future endeavors.

Kind regards,

/s/ Travis E. Baugh